Exhibit 99.1

ITG Reports First Quarter 2015 Results

Highest Quarterly EPS in More than Six Years

Earnings Growth Driven by Record Revenues in Europe and Asia Pacific

Declares First Quarterly Dividend of $0.07 per share

NEW YORK, April 30, 2015 — ITG (NYSE: ITG), an independent execution broker and research provider, today reported results for the quarter ended March 31, 2015.

First quarter 2015 highlights included:

•                  Net income of $16.7 million, or $0.47 per diluted share compared to net income of $13.6 million, or $0.37 per diluted share for the first quarter of 2014.

•                  Revenues of $149.7 million, compared to revenues of $137.6 million in the first quarter of 2014, including record revenues in Europe and Asia Pacific.

•                  Expenses of $127.4 million, compared to expenses of $119.2 million in the first quarter of 2014.

•                  Average daily trading volume in the U.S. of 191 million shares versus 164 million shares in the first quarter of 2014. POSIT® average daily U.S. volume was 93 million shares compared to 70 million shares in the first quarter of 2014. Total average daily volume traded through POSIT Alert® was 17 million shares, consistent with the first quarter of 2014.

•                  In Europe, average daily value traded in POSIT was $1.3 billion, compared with $990 million in the first quarter of 2014. Total average daily value traded through POSIT Alert rose 9% in the first quarter of 2015 compared with the prior-year period.

•                  An annualized return on average equity of 16.3%, compared with 13.1% in the first quarter of 2014.

•                  The repurchase of 692,000 shares of common stock under ITG’s authorized share repurchase program for a total of $16.4 million. Repurchases since the first quarter of 2010 have totaled $205.4 million for a total of 14.0 million shares, resulting in a decrease in shares outstanding, net of issuances, of 22%.

Regional Segment Results

ITG has changed its segment measures and is now presenting regional segment results excluding the impact of Corporate activity. Corporate activity reduced overall net income by $2.6 million in the first quarter of 2015 and by $3.1 million in the first quarter of 2014. Corporate activity includes investment income as well as costs not associated with operating ITG’s regional and product group business lines including, among others, the costs of being a public company, intangible amortization, interest expense and the costs of maintaining a global transfer pricing structure.  Previously the majority of these costs were presented in the U.S. segment.

ITG’s North American revenues were $99.3 million in the first quarter of 2015 compared to $94.8 million in the first quarter of 2014. ITG reported net income of $8.9 million in North America in the first quarter of 2015, up from $8.6 million in the first quarter of 2014. U.S. revenues were $80.4 million, up 6% from the first quarter of 2014 while Canada revenues were down 2% to $18.9 million in the first quarter of 2015 due to currency translation.  The overall revenue capture rate per share in the U.S. was $0.0045, up from $0.0044 in the fourth quarter of 2014 but down from $0.0047 in the first quarter of 2014. The year-over-year decline in the overall average rate was due in large part to an increase in trading activity from sell-side clients.

ITG’s Europe and Asia Pacific revenues were $50.1 million in the first quarter of 2015 compared to $42.5 million in the first quarter of 2014. European revenues were a record $36.6 million, up 12% from the first quarter of 2014 while Asia Pacific revenues were a record $13.5 million, up 39% from the first quarter of 2014. ITG’s Europe and Asia Pacific operations reported net income of $10.5 million in the first quarter of 2015 versus net income of $8.2 million in the first quarter of 2014.

“Our record revenues in Europe and Asia Pacific are the result of our multi-year program of investment in our international businesses, while our North American results continue to be strong,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “Our global portfolio approach to the business, combined with our disciplined expense management, has delivered the highest earnings per share in more than six years, with return on equity of 16%, well above most of our peers,” said Mr. Gasser.

Quarterly Dividend

ITG’s Board of Directors has initiated a dividend program under which the Company intends to pay quarterly cash dividends beginning in the second quarter of 2015, subject to quarterly declarations by the Board of Directors.  For the second quarter of 2015, the Board of Directors declared a quarterly dividend of $0.07 per share. The dividend is payable on June 5, 2015, to shareholders of record on May 15, 2015.

“The initiation of this dividend program reflects our strong growth and robust cash flow, as well as the optimism we have about the future prospects of the firm,” said ITG’s Chairman, Maureen O’Hara. “Our previously stated capital return guidance for 2015 remains unchanged and we intend to pursue it through a combination of increased share repurchases and the new quarterly dividend.”

Conference Call

A conference call to discuss the firm’s results will be held at 11:00 am ET on April 30, 2015.  Those wishing to listen to the call should dial 1-877-317-6789 (1-412-317-6789 outside the U.S.) at least 15 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation will be available on ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-877-344-7529 (1-412-317-0088 outside the U.S.) and entering conference number 10063846.  The replay will be available starting approximately one hour after the completion of the conference call.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2014 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and regulatory scrutiny, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Commissions and fees	$118,926	$108,424
Recurring	26,932	25,577
Other	3,869	3,608
Total revenues	149,727	137,609

Expenses:
Compensation and employee benefits	57,408	51,177
Transaction processing	24,573	20,496
Occupancy and equipment	14,372	15,078
Telecommunications and data processing services	12,772	12,697
Other general and administrative	17,757	19,105
Interest expense	505	636
Total expenses	127,387	119,189
Income before income tax expense	22,340	18,420
Income tax expense	5,607	4,800
Net income	$16,733	$13,620

Earnings per share:
Basic	$0.49	$0.38
Diluted	$0.47	$0.37

Basic weighted average number of common shares outstanding	34,268	36,081
Diluted weighted average number of common shares outstanding	35,451	37,185

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Supplemental Financial Data (unaudited)

(In thousands)

	Three months ended March 31,
	2015	2014
Revenues by Geographic Region:
U.S Operations	$80,454	$75,607
Canadian Operations	18,913	19,218
European Operations	36,605	32,790
Asia Pacific Operations	13,522	9,697
Corporate	233	297
Total Revenues	$149,727	$137,609

	Three months ended March 31,
	2015	2014
Revenues by Product Group:
Electronic Brokerage	$80,454	$72,884
Research Sales and Trading	32,513	29,245
Trading Platforms	25,073	23,733
Analytics	11,454	11,450
Corporate	233	297
Total Revenues	$149,727	$137,609

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Cash and cash equivalents	$205,762	$275,210
Cash restricted or segregated under regulations and other	37,876	38,080
Deposits with clearing organizations	89,674	72,527
Securities owned, at fair value	12,204	12,073
Receivables from brokers, dealers and clearing organizations	881,887	644,614
Receivables from customers	110,225	107,935
Premises and equipment, net	56,967	60,306
Capitalized software, net	38,650	38,333
Goodwill	12,041	12,803
Intangibles, net	30,789	31,595
Income taxes receivable	2,114	105
Deferred taxes	28,270	37,209
Other assets	22,992	20,059
Total assets	$1,529,451	$1,350,849
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$163,795	$199,211
Short-term bank loans	107,269	78,360
Payables to brokers, dealers and clearing organizations	788,964	600,041
Payables to customers	29,775	11,132
Securities sold, not yet purchased, at fair value	8,552	8,253
Income taxes payable	10,795	19,772
Deferred taxes	—	703
Term debt	14,612	17,781
Total liabilities	1,123,762	935,253
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 52,265,654 and 52,229,962 shares issued at March 31, 2015 and December 31, 2014, respectively	522	522
Additional paid-in capital	231,273	240,135
Retained earnings	504,195	487,462
Common stock held in treasury, at cost; 18,038,374 and 18,000,756 shares at March 31, 2015 and December 31, 2014, respectively	(313,560)	(306,629)
Accumulated other comprehensive income (net of tax)	(16,741)	(5,894)
Total stockholders’ equity	405,689	415,596
Total liabilities and stockholders’ equity	$1,529,451	$1,350,849

INVESTMENT TECHNOLOGY GROUP, INC.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP performance measure, that the Company believes is useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. This measure should be viewed in addition to, and not in lieu of, ITG’s reported results under GAAP.

Reconciliation of Adjusted Earnings

Before Interest, Taxes, Depreciation, and Amortization

(In thousands)

	Three Months Ended March 31,
	2015	2014
Net Income (1)	$16,733	$13,620

Deduct:
Investment income	(222)	(288)

Add Back:
Interest expense	505	636
Provision for income taxes	5,607	4,800
Depreciation and Amortization	11,161	13,034
Adjusted earnings before interest, taxes, depreciation, and amortization	$33,784	$31,802

Notes:

(1)   Net income includes pre-tax charges for non-cash stock-based compensation of $4.9 million and $3.8 million for the three months ended March 31, 2015 and 2014, respectively.

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